EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AppTech Payments Corp.,

a Delaware corporation,

AppTech IP Corp.,

a California corporation,

and

HotHand, Inc.,

a California corporation

Dated as of April 18, 2022

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of April 18, 2022, by and among HotHand, Inc., a California corporation (the “Company”) and AppTech Payments Corp., a Delaware corporation (“Parent”), and AppTech IP Corp., a California corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 8.01 hereof.

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving such merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously: (a) determined that it is in the best interests of the Company and the holders of shares of the Company’s common stock, no par value per share (the “Company Common Stock”), and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the shareholders of the Company; in each case, in accordance with the California Corporations Code (“CCC”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each unanimously: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective shareholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger; in each case, in accordance with the CCC and the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the Parent Board has resolved to recommend that the holders of shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) approve the issuance of shares of Parent Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “Parent Stock Issuance”);

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I
THE MERGER

Section 1.01          The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CCC, at the Effective Time: (a) Merger Sub will merge with and into the Company (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; and (c) the Company will continue its corporate existence under the CCC as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”).

Section 1.02         Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. pacific time, as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall take place remotely by exchange of documents and signatures (or their electronic counterparts) unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.03          Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CCC, and shall make all other filings or recordings required under the CCC and DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with applicable law (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.04         Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the CCC and DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.05          Articles of Incorporation; By-Laws. At the Effective Time: (a) the articles of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as set forth in Exhibit A, and, as so amended and restated, shall be the articles of incorporation of the Surviving Corporation until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof and applicable Law; and (b) the by-laws of Merger Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name until, subject to Section 5.10(a), thereafter amended in accordance with the terms thereof, the articles of incorporation of the Surviving Corporation, and applicable Law.

Section 1.06 Directors and Officers. The directors and officers of Merger Sub, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.01         Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or the Company or the holder of any capital stock of Parent, Merger Sub, or the Company:

(a)          Cancellation of Certain Company Common Stock. Each share of Company Common Stock that is owned by Parent or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)          Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive: (i) that number of shares of Parent Common Stock set forth opposite such person’s name on Exhibit B hereto, such that the shareholders of the Company will be the holders of an aggregate of 225,000 of Parent Common Stock (the “Merger Consideration”); (ii) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e); (iii) the Litigation Distributions upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g); (iv) any dividends or other distributions, to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g); and (v) the Earn-out Payments.

(c)          Cancellation of Shares. At the Effective Time, all shares of Company Common Stock will no longer be outstanding and all shares of Company Common Stock will be cancelled and retired and will cease to exist, and each holder of: (i) a certificate formerly representing any shares of Company Common Stock (each, a “Certificate”); or (ii) any book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (each, a “Book-Entry Share”) will cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.02 hereof, (B) any cash in lieu of fractional shares of Parent Common Stock payable pursuant to Section 2.01(e), and (C) any dividends or other distributions to which the holder thereof becomes entitled to upon the surrender of such shares of Company Common Stock in accordance with Section 2.02(g).

(d)          Conversion of Merger Sub Capital Stock. Each share of common stock, par value $0.0001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(e)          Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the conversion of Company Common Stock pursuant to Section 2.01(b) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Parent Common Stock. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all shares of Company Common Stock exchanged by such holder) shall in lieu thereof, upon surrender of such holder’s Certificates and Book- Entry Shares, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the last reported sale price of Parent Common Stock on the Nasdaq Stock Market (“Nasdaq”) on the last complete trading day prior to the date of the Effective Time.

Section 2.02          Exchange Procedures.

(a)          Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Merger Consideration for: the Certificates; and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent: (i) certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued); and (ii) cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.01(e). In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions, if any, to which the holders of Company Common Shares may be entitled pursuant to Section 2.02(g) for distributions or dividends, on the Parent Common Stock to which they are entitled to pursuant to Section 2.01(b), with both a record and payment date after the Effective Time and prior to the surrender of the Company Common Shares in exchange for such Parent Common Stock. Such cash and shares of Parent Common Stock, together with any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 2.02(a), are referred to collectively in this Agreement as the “Exchange Fund.”

(b)          Procedures for Surrender; No Interest. Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time, whose Company Common Stock was converted pursuant to Section 2.01(b) into the right to receive the Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) for use in such exchange. Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.01(b) in respect of the Company Common Stock represented by a Certificate or Book-Entry Share, any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.01(e), and any dividends or other distributions pursuant to Section 2.02(g) upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this Article II, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)           Investment of Exchange Fund. Until disbursed in accordance with the terms and conditions of this Agreement, the cash in the Exchange Fund may be invested by the Exchange Agent, as directed by Parent or the Surviving Corporation. No losses with respect to any investments of the Exchange Fund will affect the amounts payable to the holders of Certificates or Book-Entry Shares. Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(d)          Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)          Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

(f)           Termination of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.02 prior to that time shall thereafter look only to Parent (subject to abandoned property, escheat, or other similar Laws), as general creditors thereof, for payment of the Merger Consideration without any interest. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat, or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock twelve months after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity) shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g)          Distributions with Respect to Unsurrendered Shares of Company Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Company Common Share until the Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.05) or Book-Entry Share is surrendered for exchange in accordance with this Section 2.02. Subject to the effect of applicable Laws, following such surrender, there shall be issued or paid to the holder of record of the whole shares of Parent Common Stock issued in exchange for Company Common Shares in accordance with this Section 2.02, without interest: (i) at the time of such surrender, the dividends or other distributions, including the Litigation Distributions, with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid; and (ii) at the appropriate payment date, the dividends or other distributions, including the Litigation Distributions, payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

Section 2.03         Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company or the Parent Common Stock shall occur (other than the issuance of additional shares of capital stock of the Company or Parent as permitted by this Agreement), including by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.04         Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

Section 2.05         Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate as contemplated under this Article II.

Section 2.06          Treatment of Stock Options and Other Stock-Based Compensation.

(a)          Company Stock Options. As of the Effective Time, each option to acquire shares of Company Common Stock (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be cancelled without any further consideration.

(b)          Company Warrants.  As of the Effective Time, each warrant to acquire shares of Company Common Stock (each, a “Company Warrant”) that is outstanding under any Company Warrant Agreement immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be cancelled without any further consideration.

Section 2.07         Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

Section 2.08        Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time and that is or becomes a “dissenting share” within the meaning of Section 1300(b) of CCC (such share being a “Dissenting Share,” and the holder of such share being a “Dissenting Shareholder”) shall not be converted into the right to receive the consideration to which the holder of such share would be entitled pursuant to Section 2.01(b), but rather shall be entitled to only such rights as are granted by the CCC to Dissenting Shares. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of the CCC. Notwithstanding the provisions of this Section 2.01(b), if any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), or a court of competent jurisdiction shall determine that a Dissenting Shareholder is not entitled to relief provided under the CCC then, as of the later of the Effective Time and the occurrence of such event, such Dissenting Shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.01(b), without interest, and at such times and subject to such terms and conditions as are set forth in this Agreement. The Company shall give (A) Parent prompt notice of any written demand for dissenters’ rights received by the Company pursuant to the applicable provisions of the CCC, and (B) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Any communication to be made by the Company to any Dissenting Shareholder shall be submitted to Parent in advance and shall not be presented to any Dissenting Shareholder prior to the Company receiving Parent’s prior written consent.

Section 2.09          Earn-out.

(a)          Earn-out Payments. As additional consideration for the Merger Consideration at such times as provided in this Section 2.09(a), Parent (or, at the direction of Parent, a designee of Parent so long as Parent remains an obligor thereof) shall pay to the holders of Company Common Stock (such holders, in each case as referred to in this Section 2.09, as of immediately prior to the Closing) an amount, if any (each, an “Earn-out Payment”), equal to their pro rata portion of an aggregate of $2,000,000 as set forth on Exhibit C hereto, as follows:

(i)              $500,000 shall be payable to the holders of Company Common Stock upon achievement by the Parent of an aggregate of $10,000,000 in gross revenue after the Closing;

(ii)              $500,000 shall be payable to the holders of Company Common Stock upon achievement by the Parent of an aggregate of $15,000,000 in gross revenue after the Closing;

(iii)            $500,000 shall be payable to the holders of Company Common Stock upon achievement by the Parent of an aggregate of $20,000,000 in gross revenue after the Closing; and

(iv)            $500,000 shall be payable to the holders of Company Common Stock upon achievement by the Parent of an aggregate of $25,000,000 in gross revenue after the Closing.

(b)          Timing of Payment of Earn-out Payments. Any Earn-out Payment that Parent is required to pay pursuant to Section 2.09(a) hereof shall be paid in full no later than 30 Business Days following the date upon which such minimum threshold of gross revenue is achieved by Parent. Parent shall pay to each holder of Company Common Stock the applicable Earn-out Payment by check or in cash by wire transfer of immediately available funds to the bank account for such holder of Company Common Stock set forth on Exhibit C hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the correspondingly numbered Section of the Company Disclosure Schedule that relates to such Section or in another Section of the Company Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.01          Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)          Organization; Standing and Power. The Company and each of its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)          Charter Documents. The Company has delivered or made available to Parent copies of the articles of incorporation and by-Laws of the Company, and such copies are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. The Company has delivered or made available to Parent a true and correct copy of the Charter Documents of each of the Company’s Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Charter Documents.

Section 3.02          Capital Structure.

(a)           Capital Stock. The authorized capital stock of the Company consists of: (i) 12,500,000 shares of Company Common Stock. As of the date of this Agreement 5,974,316 shares of Company Common Stock were issued and outstanding. All of the outstanding shares of capital stock of the Company are, and all shares of capital stock of the Company which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of the Company owns any shares of Company Common Stock. Section 3.02(a) of the Company Disclosure Schedule sets forth the capitalization of the Company as of immediately prior to the Closing.

(b)          Stock Awards. There are no outstanding: (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of the Company; (B) options, warrants, or other agreements or commitments to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) the Company; or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of the Company, in each case that have been issued by the Company or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of the Company, being referred to collectively as “Company Securities”).

Section 3.03          Authority; Non-Contravention; Governmental Consents; Board Approval; Anti- Takeover Statutes.

(a)          Authority. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger, adoption of this Agreement by the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Common Stock (the “Requisite Company Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only, in the case of consummation of the Merger, to the receipt of the Requisite Company Vote. The Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement, approve the Merger, and consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of California (or any filing that may be required by the DGCL); (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country; (v) the other Consents of Governmental Entities required to close the transactions contemplated by this Agreement (the “Other Governmental Approvals”); and (vi) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)       Board Approval. The Company Board, by resolutions duly adopted by a unanimous vote at a meeting of all directors of the Company duly called and held and, not subsequently rescinded or modified in any way, has: (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, the Company and the Company’s shareholders; (ii) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein; (iii) directed that this Agreement be submitted to a vote of the Company’s shareholders for adoption at the Company Shareholders Meeting; and (iv) resolved to recommend that Company shareholders vote in favor of adoption of this Agreement in accordance with the CCC (collectively, the “Company Board Recommendation”).

Section 3.04          Material Liabilities; Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     Material Liabilities. The Company has no material liability or obligation, absolute or contingent (individually or in the aggregate).

Section 3.05         Absence of Certain Changes or Events. Since the date set forth in Section 3.04(a), except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)            any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)            any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.01.

Section 3.06          Taxes.

(a)           Tax Returns and Payment of Taxes. The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects..

(b)          Availability of Tax Returns. The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending after January 1, 2019.

(c)           Liens. There are no Liens for material Taxes upon the assets of the Company or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Company’s Financial Statements.

Section 3.07          Intellectual Property.

(a)          Scheduled Company-Owned IP. Section 3.07(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)          Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          Validity and Enforceability. The Company and its Subsidiaries’ rights in the Company-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries have taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all trade secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person.

(e)           IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company or any of its Subsidiaries’ rights with respect to any Company IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.08          Compliance; Permits.

(a)          Compliance. The Company and each of its Subsidiaries are and, since January 1, 2019 have been in material compliance with, all Laws or Orders applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)          Permits. The Company and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, Orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09          Litigation. Except as previously disclosed to Parent, there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of the Company, any officer or director of the Company or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $1,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its Subsidiaries or any of their respective properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent (“Order”), which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10          Brokers’ and Finders’ Fees. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11         Related Person Transactions. There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Company Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Company, on the other hand.

Section 3.12          Employee Benefit Issues.

(a)          No Plans. The Company does not maintain any plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred compensation, performance awards, stock or stock-based awards, health, dental, retirement, life insurance, death, accidental death & dismemberment, disability, fringe, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company or any of its Subsidiaries for the benefit of any current or former employee, independent contractor, consultant, or director of the Company or any of its Subsidiaries (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

Section 3.13          Real Property and Personal Property Matters.

(a)          Owned Real Estate. Neither the Company nor any of its Subsidiaries has any Company Owned Real Estate.

(b)          Leased Real Estate. Neither the Company nor any of its Subsidiaries has any Company Leased Real Estate.

Section 3.14          Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)         Compliance with Environmental Laws. The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted.

Section 3.15          Material Contracts.

(a)          Material Contracts. The Company has provided or made available all material contracts (each, a “Company Material Contract”) and the Company is not, to its Knowledge, in breach of any Company Material Contract.

Section 3.16          Insurance. The Company does not maintain any insurance policies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except: (a) as disclosed in the Parent SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the Parent Disclosure Schedule, if applicable, that relates to such Section or in another Section of the Parent Disclosure Schedule to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.01          Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)           Organization; Standing and Power. Each of Parent and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Charter Documents. The copies of the articles of incorporation and By-Laws of Parent as most recently filed with the Parent SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. Parent has delivered or made available to the Company a true and correct copy of the Charter Documents of Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its Charter Documents.

(c)          Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of Parent have been validly issued and are owned by Parent, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of Parent. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.02          Capital Structure.

(a)          Capital Stock. The authorized capital stock of Parent (“Parent Securities”) is as set forth as set forth in the Parent’s Annual Report on Form 10-K as filed with the SEC on March 31, 2022.

(b)          Parent Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of Parent or any of its Subsidiaries convertible into or exchangeable capital stock, voting securities, or other ownership interests in any Subsidiary of Parent; (ii) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of Parent; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of Parent, in each case that have been issued by a Subsidiary of Parent (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “Parent Subsidiary Securities”).

Section 4.03          Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)          Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger: (i) the adoption of this Agreement by Parent as the sole shareholder of Merger Sub; and (ii) the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the Parent Common Stock to the Parent Stock Issuance (the “Requisite Parent Vote”), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger, to: (i) the adoption of this Agreement by Parent as the sole shareholder of Merger Sub; and (ii) the need to obtain the Requisite Parent Vote. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)          Non-Contravention. The execution, delivery, and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, do not and will not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of Parent or Merger Sub; (ii) assuming that all of the Consents contemplated by clauses (i) through (v) of Section 4.03(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite Parent Vote, conflict with or violate any Law applicable to Parent or Merger Sub or any of their respective properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in Parent’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which Parent or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii), and (iv), for any conflicts, violations, breaches, defaults, loss of benefits, additional payments or other liabilities, alterations, terminations, amendments, accelerations, cancellations, or Liens that, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery, and performance by Parent and Merger Sub of this Agreement or the consummation by Parent and Merger Sub of the Merger, the Parent Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the Certificate of Merger with the Secretary of State of the State of California; (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of Nasdaq; (iv) the Other Governmental Approvals; and (v) such other Consents which if not obtained or made would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Board Approval.

 (i)             The Parent Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Parent duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Parent and the Parent’s shareholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the Parent Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the Parent Stock Issuance be submitted to a vote of the Parent’s shareholders for adoption at the Parent Shareholders Meeting, and (D) resolved to recommend that Parent’s shareholders vote in favor of approval of the Parent Stock Issuance (collectively, the “Parent Board Recommendation”).

(ii)             The Merger Sub Board by resolutions duly adopted by a unanimous vote at a meeting of all directors of Merger Sub duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions set forth herein, are fair to, and in the best interests of, Merger Sub and Parent, as the sole shareholder of Merger Sub, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth herein, and (C) resolved to recommend that Parent, as the sole shareholder of Merger Sub, approve the adoption of this Agreement in accordance with applicable law.

Section 4.04          SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)          SEC Filings. Parent has timely filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2019 (the “Parent SEC Documents”). True, correct, and complete copies of all the Parent SEC Documents are publicly available on EDGAR. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the Parent SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. None of Parent’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)          Undisclosed Liabilities. The audited balance sheet of Parent dated as of December 31, 2020 contained in the Parent SEC Documents filed prior to the date hereof is hereinafter referred to as the “Parent Balance Sheet.” Neither Parent nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Parent Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice; (iii) are incurred in connection with the transactions contemplated by this Agreement; or (iv) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)       Off-Balance Sheet Arrangements. Neither the Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to: (i) any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Parent or any of its Subsidiaries, on the one hand, and any other Person, including any structured finance, special purpose, or limited purpose Person, on the other hand); or (ii) any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

(d)       Nasdaq Compliance. Parent is in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq.

Section 4.05         Absence of Certain Changes or Events. Since the date of the Parent Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of Parent and each of its Subsidiaries has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)            any Parent Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(b)            any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.02.

Section 4.06          Taxes.

(a)          Tax Returns and Payment of Taxes. The Parent and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all material Tax Returns required to be filed by them. Such Tax Returns are true, complete, and correct in all material respects. Neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Parent has made an adequate provision for such Taxes in the Parent’s financial statements included in the Parent SEC Documents (in accordance with GAAP). The Parent’s most recent financial statements included in the Parent SEC Documents reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Parent and its Subsidiaries through the date of such financial statements. Neither the Parent nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Parent’s most recent financial statements included in the Parent SEC Documents outside of the ordinary course of business or otherwise inconsistent with past practice.

(b)          Intended Tax Treatment. Neither the Parent nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of the Parent there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.07          Intellectual Property.

(a)          Right to Use; Title. The Parent or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Parent-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Parent and its Subsidiaries as currently conducted and as proposed to be conducted (“Parent IP”), in each case, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Validity and Enforceability. The Parent and its Subsidiaries’ rights in the Parent-Owned IP are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent and each of its Subsidiaries have taken reasonable steps to maintain the Parent IP and to protect and preserve the confidentiality of all trade secrets included in the Parent IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)          Non-Infringement. Except as would not be reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) the conduct of the businesses of the Parent and any of its Subsidiaries has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person; and (ii) to the Knowledge of the Parent, no third party is infringing upon, violating, or misappropriating any Parent IP.

(d)          IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Parent, threatened: (i) alleging any infringement, misappropriation, or violation by the Parent or any of its Subsidiaries of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Parent -Owned IP or the Parent or any of its Subsidiaries’ rights with respect to any Parent IP, in each case except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Parent -Owned IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.08          Compliance; Permits.

(a)            Parent and each of its Subsidiaries are and, since January 1, 2019, have been in material compliance with, all Laws or Orders applicable to Parent or any of its Subsidiaries or by which Parent or any of its Subsidiaries or any of their respective businesses or properties is bound. Since January 1, 2019, no Governmental Entity has issued any notice or notification stating that Parent or any of its Subsidiaries is not in compliance with any Law in any material respect.

(b)            Permits. Parent and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of Parent or any of its Subsidiaries is pending or, to the Knowledge of Parent, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries is and, since January 1, 2019, has been in compliance with the terms of all Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.09         Litigation. There is no Legal Action pending, or to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of Parent, any officer or director of Parent or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of Parent or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of Parent, threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries or any malfeasance by any officer or director of Parent.

Section 4.10         Brokers. Except for fees payable to Chatsworth Securities LLC, the fees and expenses of which will be paid by Parent, neither Parent, Merger Sub, nor any of their respective Affiliates has incurred, nor will it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection the Merger.

Section 4.11         Related Person Transactions. There are, and since January 1, 2019, there have been, no Contracts, transactions, arrangements, or understandings between the Parent or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer, or employee or any of their respective family members) thereof or any holder of 5% or more of the shares of Parent Common Stock (or any of their respective family members), but not including any wholly-owned Subsidiary of the Parent, on the other hand.

Section 4.12         Ownership of Company Common Stock. Neither Parent nor any of its Affiliates owns any shares of Company Common Stock.

Section 4.13        Merger Sub. Merger Sub: (a) has engaged in no business activities other than those related to the transactions contemplated by this Agreement; and (b) is a direct, wholly-owned Subsidiary of Parent.

ARTICLE V

COVENANTS

Section 5.01         Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, or as required by applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)            amend or propose to amend its Charter Documents;

(b)           (i) split, combine, or reclassify any Company Securities, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries);

(c)            except in connection with actions permitted by Section 5.04 hereof, take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company with respect to a Takeover Proposal or otherwise, including the restrictions on business combinations set forth in applicable law, except for Parent, Merger Sub, or any of their respective Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

(d)           abandon, allow to lapse, sell, assign, transfer, grant any security interest in otherwise encumber or dispose of any Company IP, or grant any right or license to any Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(e)            adopt or implement any shareholder rights plan or similar arrangement; or

(f)             agree or commit to do any of the foregoing.

Section 5.02         Conduct of the Business of Parent. During the period from the date of this Agreement until the Effective Time, Parent shall, and shall cause each of its Subsidiaries, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), to use its reasonable best efforts to conduct its business in the ordinary course of business consistent with past practice in all material respects. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, or as required by applicable Law, Parent shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)            amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock;

(b)            (i) split, combine, or reclassify any Parent Securities or Parent Subsidiary Securities in a manner that would adversely affect the Company or the holders of Company Common Stock relative to the other holders of Parent Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Parent Securities or Parent Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly- owned Subsidiaries and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c)             issue, sell, pledge, dispose of, or encumber any Parent Securities or Parent Subsidiary Securities, other than (i) the issuance of shares of Parent Common Stock upon the exercise of any Parent Equity Awards outstanding as of the date of this Agreement in accordance with its terms, (ii) the issuance of shares of Parent Common Stock in connection with or upon the exercise of any Parent Equity Awards granted after the date hereof in the ordinary course of business consistent with past practice, and (iii) sales or issuances of shares of Parent Common Stock or convertible securities in an amount not exceeding 5% of the issued and outstanding shares of Parent Common Stock (in the case of convertible securities, on an as-converted basis) as of the date of this Agreement;

(d)           adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization; or

(e)           agree or commit to do any of the foregoing.

Section 5.03          Access to Information; Confidentiality.

(a)          Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall, and shall cause its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company or any Subsidiary thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent such other information concerning the business and properties of the Company and its Subsidiaries as Parent may reasonably request from time to time. Neither the Company nor any of its Subsidiaries shall be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

(b)          Confidentiality. The parties hereby agree that all information provided to the other party or the other parties’ Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby, including any information obtained pursuant to Section 5.03(a), shall be treated in accordance with that certain Letter of Intent for Acquisition of or Merger with the HotHand Inc., between Parent and the Company (the “Confidentiality Agreement”). Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.04          No Solicitation.

(a)          Takeover Proposal. Neither the Company, on the one hand, nor Parent, on the other hand, shall, and each shall cause their respective Subsidiaries and its or its respective Subsidiaries’ directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) not to, directly or indirectly, solicit, initiate, or knowingly take any action to facilitate or encourage the submission of any Takeover Proposal or the making of any proposal that could reasonably be expected to lead to any Takeover Proposal.

Section 5.05          [Reserved].

Section 5.06         Company Shareholders Meeting. Subject to Section 5.04 hereof, the Company shall use reasonable best efforts to: (a) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement and approval of the Merger; and (b) take all other actions necessary or advisable to secure the vote or consent of the holders of Company Common Stock required by applicable Law to obtain such approval. The materials submitted to holders of Company Common Stock shall include the Company Board Recommendation. The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as requested by Parent or Merger Sub. Once the Company Shareholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting without the consent of Parent (other than: (i) in order to obtain aquarium of its shareholders; or (ii) as reasonably determined by the Company to comply with applicable Law).

Section 5.07          Approval by Sole Shareholder of Merger Sub.

(a)          Parent Shareholders Meeting. Parent shall take all action necessary to duly call, give notice of, convene, and hold the Parent Shareholders Meeting as soon as reasonably practicable. Parent shall use reasonable best efforts to: (i) solicit from the holders of Parent Common Stock proxies in favor of the approval of the Parent Stock Issuance; and (ii) take all other actions necessary or advisable to secure the vote or consent of the holders of Parent Common Stock required by applicable Law to obtain such approval. Parent shall keep the Company updated with respect to such process. Once the Parent Shareholders Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Shareholders Meeting without the consent of Company (other than: (A) in order to obtain a quorum of its shareholders; or (B) as reasonably determined by Parent to comply with applicable Law).

(b)          Approval by Sole Shareholder. Immediately following the execution and delivery of this Agreement, Parent, as sole shareholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with applicable law.

Section 5.08          Notices of Certain Events. Subject to applicable Law, the Company shall notify Parent and Merger Sub, and Parent and Merger Sub shall notify the Company, promptly of: (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (c) any event, change, or effect between the date of this Agreement and the Effective Time which individually or in the aggregate causes or is reasonably likely to cause or constitute: (i) a material breach of any of its representations, warranties, or covenants contained herein, or (ii) the failure of any of the conditions set forth in Article VI of this Agreement to be satisfied; provided that, the delivery of any notice pursuant to this Section 5.08 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 5.09          [Reserved].

Section 5.10          Directors’ and Officers’ Indemnification and Insurance.

(a)          Indemnification. Parent and Merger Sub agree that all rights to indemnification, advancement of expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (each an “Indemnified Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms.

(b)          Survival. The obligations of Parent, Merger Sub, and the Surviving Corporation under this Section 5.10 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.10 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.10 applies shall be third party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(c)          Assumptions by Successors and Assigns; No Release or Waiver. In the event Parent, the Surviving Corporation, or any of their respective successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11          Reasonable Best Efforts.

(a)          Governmental and Other Third-Party Approval; Cooperation and Notification. Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.11), each of the parties hereto shall, and shall cause its Subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, as promptly as reasonably practicable (and in any event no later than the End Date), the Merger and the other transactions contemplated by this Agreement.

Section 5.12         Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and Parent. Thereafter, each of the Company and Parent agrees that no public release, statement, announcement, or other disclosure concerning the Merger and the other transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as may be required by: (a) applicable Law, (b) court process, (c) the rules or regulations of any applicable United States securities exchange, or (d) any Governmental Entity to which the relevant party is subject or submits; provided, in each such case, that the party making the release, statement, announcement, or other disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such release, statement, announcement, or other disclosure in advance of such issuance.

Section 5.13         Section 16 Matters. Prior to the Effective Time, the Company, Parent, and Merger Sub shall each take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act:

(a)             any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and

(b)            any acquisitions of Parent Common Stock (including derivative securities with respect to such shares) that are treated as acquisitions under such rule and result from the transactions contemplated by this Agreement by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent immediately after the Effective Time.

Section 5.14          Stock Exchange Matters.

(a)          Listing of Parent Common Stock. As soon as practicable but no later than six (6) months after the Closing Date, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in connection with the Merger (including shares of Parent Common Stock to be reserved for issuance upon exercise of Parent Stock Options and Parent Restricted Shares; in each case, to be issued pursuant to Section 2.06) to be listed on Nasdaq (or such other stock exchange as may be mutually agreed upon by the Company and Parent), which shares shall remain subject to any restrictions on sale by applicable securities laws.

Section 5.15          Certain Tax Matters.

(a)          Reorganization Efforts. Each of the Company and Parent shall (and the Company and Parent shall cause their respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and not take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16          Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 5.17          Resignations. At the written request of Parent, the Company shall cause each director of the Company or any director of any of the Company’s Subsidiaries to resign in such capacity, with such resignations to be effective as of the Effective Time.

Section 5.18         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Corporation any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, including, without limitation, the transfer of the current Company indebtedness to Surviving Corporation.

Section 5.19          Surviving Corporation Board. The number of directors which shall constitute the board of directors of the Surviving Corporation as of the Closing shall be one comprising of Luke D’Angelo.

ARTICLE VI

CONDITIONS

Section 6.01          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing of each of the following conditions:

(a)          Company Shareholder Approval. This Agreement will have been duly adopted by the Requisite Company Vote.

(b)          Parent Shareholder Approval. The Parent Stock Issuance will have been approved by the Requisite Parent Vote.

(c)          No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement.

(d)          Governmental Consents. All consents, approvals and other authorizations of any Governmental Section 6.01 of the Parent Disclosure Schedule and required to consummate the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement (other than the filing of the Certificate of Merger with the Secretary of State of the State of California shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect.

Section 6.02        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by Parent and Merger Sub on or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of the Company (other than the Fundamental Representations) set forth in Article III of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Company Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties of the Company contained in Section 3.02 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)          Performance of Covenants. The Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing.

(c)          Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 6.03         Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a)          Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub (other than in Section 4.01(a), Section 4.02, Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10) set forth in Article IV of this Agreement shall be true and correct in all respects (without giving effect to any limitation indicated by the words “Parent Material Adverse Effect,” “in all material respects,” “in any material respect,” “material,” or “materially”) as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), except where the failure of such representations and warranties to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (ii) the representations and warranties of Parent and Merger Sub contained in Section 4.02(a) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date); and (iii) the representations and warranties contained in Section 4.01(a), Section 4.03(a), Section 4.03(b), Section 4.03(d), Section 4.05, Section 4.08, and Section 4.10 shall be true and correct in all respects as of the date of this Agreement and as of immediately prior to the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)          Performance of Covenants. Parent and Merger Sub shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by them at or prior to the Closing.

(c)          Parent Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 6.04          Frustration of Closing Conditions. Neither the Company, Parent, or Merger Sub may rely, as a basis for not consummating the Merger or the other transactions contemplated by this Agreement, on the failure of any condition set forth in Section 6.01, Section 6.02, or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s breach in any material respect of any provision of this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.01          Indemnification Obligations.

(a)            Following the Closing, the Specified Company Shareholders and each of their respective Affiliates (other than the Company, Parent and Merger Sub) (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, severally and not jointly, indemnify and hold harmless each of Parent, Merger Sub and each of their respective Affiliates (other than the Indemnifying Parties), equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, charges, damages, liabilities, debts, penalties, fines, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with (i) any breach of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement or in any of the transactions contemplated hereby and/or (ii) any breach or default in performance by the Company of any covenants, agreements or obligations contained in this Agreement or in any of the transactions contemplated hereby.

(b)            Following the date hereof, the Indemnifying Parties shall, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Losses that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with any direct or indirect Action by shareholders or creditors of the Company (including, for the avoidance of doubt, any derivative action) arising out of, relating to or in connection with any of the transactions contemplated by this Agreement or any investigation or other action by any Governmental Entity arising out of, relating to or in connection with any of the transactions contemplated by this Agreement.

Section 7.02          Indemnification Procedure.

(a)            If any third party shall notify any Indemnified Person in writing with respect to any matter (a “Third Party Claim”) which may reasonably give rise to a claim for indemnification under this Article VII, then the Indemnified Person shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify any Indemnifying Party shall not limit the indemnification obligations of the Indemnifying Parties under this Agreement, except to the extent that such failure to give notice has materially prejudiced a material defense or claim that would have otherwise been available to the Indemnifying Party.

(b)            The Indemnifying Party will have the right to assume control of the defense against a Third Party Claim for Actions of the type described in Section 7.01(b) with counsel of its choice (reasonably satisfactory to the Indemnified Person) so long as the Indemnifying Party notifies the Indemnified Person promptly in writing (and in any event within five (5) days after the Indemnified Person has provided notice to the Indemnifying Party in accordance with Section 7.02(a)) that (i) the Indemnifying Party is electing to assume control of the defense, (ii) such matter is subject to indemnification hereunder and (iii) the Indemnifying Party will satisfy its indemnification obligations to the extent required under this Article VII.

(c)             Notwithstanding Section 7.02(b), the Indemnifying Party shall not have the right to participate in or assume the control of the defense against any Third Party Claim for Actions of the type described in Section 7.01(b) if: (i) the Third Party Claim relates to or arises in connection with any criminal matter; (ii) the Third Party Claim seeks an injunction or other equitable relief against any Indemnified Person other than precluding the consummation of the transactions contemplated by this Agreement; (iii) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; (iv) an Indemnified Person has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between an Indemnified Person and an Indemnifying Party in the event the Indemnifying Party elects to control or defend the Third Party Claim or (v) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article VII. If the Indemnifying Party elects to assume such control, the Indemnified Person shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Person unless, such Indemnified Person has been advised by outside counsel that a reasonable likelihood of a conflict of interest between an Indemnifying Party and an Indemnified Person exists in respect of such Action (and in which case, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel (plus any reasonably necessary local counsel) as may be retained by such Indemnified Person in order to resolve such conflict or to represent such Indemnified Person in such Action solely with regard to such conflict matters). Until such time as the Indemnifying Party has delivered a written notice of intent to defend a Third Party Claim to the Indemnified Person in accordance with Section 7.02(a), the Indemnified Person shall, at the expense of the Indemnifying Party, undertake the defense of such Third Party Claim, and shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim. If the Indemnifying Party exercises its right to control the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Indemnified Person or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release each of the Indemnified Persons and their respective Affiliates from all Losses with respect to such claim without prejudice, or (iii) if such settlement includes any statement as to an admission of fact, culpability or failure to act by or on behalf of any Indemnified Person or any of its Affiliates.

(d)            In the event that the Indemnifying Party is not entitled, or otherwise elects not, to conduct the defense of a Third Party Claim in accordance with Section 7.02(a), Section 7.02(b) or Section 7.02(c), (i) the Indemnified Person may defend against the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person shall reasonably consult with the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party shall remain obligated to indemnify the Indemnified Person to the extent required under this Article VII. In the event the Indemnified Person is conducting the defense of the Third Party Claim, the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim.

(e)            Notwithstanding anything to the contrary set forth herein, the Indemnifying Party shall not be obligated to indemnify an Indemnified Person pursuant to Section 7.01(b) to the extent it is finally determined by a court of competent jurisdiction that any Losses relating to Actions of the type described in Section 7.01(b) incurred by such Indemnified Person arising out of such Indemnified Person’s bad faith or willful misconduct (and if prior indemnification payments have been made and it is later finally determined by a court of competent jurisdiction that such Indemnified Person acted (or failed to act) with bad faith or willful misconduct, such portion of the prior indemnification payments arising out of such Indemnified Person’s bad faith or willful misconduct shall be repaid to the Indemnifying Party).

Section 7.03          Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VII shall, to the extent permitted by applicable Law, be treated as adjustments to the Merger Consideration for all Tax purposes. The provisions of this Article VII are an integral part of the transactions contemplated by this Agreement and without these provisions Parent and Merger Sub would not have entered into this Agreement.

Section 7.04         Survival. All pre-Closing covenants and other agreements contained in this Agreement shall survive for a period of twelve (12) months following the applicable date. All covenants and other agreements contained in this Agreement which by their terms are to be performed following the Closing shall survive the Closing until fully performed. The representations and warranties made in this Agreement shall survive the Closing Date as follows: (a) the Fundamental Representations shall survive for the applicable statute of limitations period, and (b) all other representations and warranties shall survive until the one year anniversary of the Closing Date.

Section 7.05          Certain Limitations. The aggregate liabilities of the Indemnified Persons (in their capacity as such) for Losses under this Agreement shall in no event exceed the Merger Consideration and the Earn-Out Payments (to the extent paid) applicable to such Specified Company Shareholder.

Section 7.06         Additional Matters. For purposes of determining whether there has been a breach of a representation or warranty contained in this Agreement and for purposes of calculating Losses subject to indemnification pursuant to this Article VII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications.

Section 7.07         Exclusive Remedy. From and after the Closing, the sole and exclusive remedy of each Indemnified Person with respect to any breach of a representation, warranty, covenant or agreement by the Company in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in this Article VII; provided that nothing in this Section 7.07 shall limit (i) any claims for equitable remedies, and each Indemnified Party shall be entitled to seek specific performance and injunctive relief and other equitable remedies in connection with any breach or threatened breach of a representation, warranty, covenant or agreement herein and (ii) any claims for fraud.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

Section 8.01          Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote) by the mutual written consent of Parent and the Company.

Section 8.02         Termination by Either Parent or the Company. This Agreement may be terminated by either Parent or the Company at any time prior to the Closing (whether before or after the receipt of the Requisite Company Vote or the Requisite Parent Vote):

(a)             if the Merger has not been consummated on or before July 31, 2022 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(a) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the End Date; or

(b)            if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently enjoining, or otherwise permanently prohibiting the consummation of the Merger, the Parent Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.02(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.03         Termination by Parent. This Agreement may be terminated by Parent at any time prior to the Closing:

(a)             if the Parent Stock Issuance has been submitted to the shareholders of Parent for approval at a duly convened Parent Shareholders Meeting and the Requisite Parent Vote shall not have been obtained at such meeting (unless such Parent Shareholders Meeting has been adjourned or postponed, in which case at the final adjournment or postponement thereof); provided, that Parent shall have paid any amounts due pursuant to Section 8.06(b) hereof in accordance with the terms, and at the times, specified therein; and provided further, that in the event of such termination, Parent substantially concurrently enters into such Acquisition Agreement;

(b)            if the Company shall have breached or failed to perform in any material respect any of its covenants and agreements set forth in Section 5.04 or Section 5.06; or

(c)             if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.02(a) or Section 6.02(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, that Parent shall have given the Company at least 30 days’ written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.03(c).

Section 8.04       Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.01) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.04 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VIII, it will become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any shareholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to this Section 8.04, Section 8.05, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement.

Section 8.05          Fees and Expenses Following Termination.

(a)             If this Agreement is terminated by the Company pursuant to Article VIII, then Parent shall pay to the Company or its designee (by wire transfer of immediately available funds), at or prior to such termination, the Parent Termination Fee on or prior to the termination of this Agreement.

(b)            The parties acknowledge and hereby agree that the provisions of this Section 8.05 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, the parties would not have entered into this Agreement. If the Company, on the one hand, or Parent and Merger Sub, on the other hand, shall fail to pay in a timely manner the amounts due pursuant to this Section 8.05, and, in order to obtain such payment, the other party makes a claim against the non-paying party that results in a judgment, the non-paying party shall pay to the other party the reasonable costs and expenses (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 8.05 at the prime rate as published in The Wall Street Journal in effect on the date such payment was actually received, or a lesser rate that is the maximum permitted by applicable Law. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Company Termination Fee, or Parent the Parent Termination Fee, on more than one occasion.

(c)       Except as expressly set forth in this Section 8.05, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such Expenses; provided, however, that Parent, in connection with the consummation of the transactions contemplated by this Agreement, at the Closing pay the attorneys’ fees of the Company, which shall not exceed $100,000, to Snell & Wilmer L.L.P. (the “Firm”), legal counsel to the Company.

Section 8.06          Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite Company Vote or the Requisite Parent Vote, by written agreement signed by each of the parties hereto; provided, however, that: (a) following the receipt of the Requisite Company Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Company Common Stock without such approval; and (b) following the receipt of the Requisite Parent Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law would require further approval by the holders of Parent Common Stock without such approval.

Section 8.07          Extension; Waiver. At any time prior to the Effective Time, Parent or Merger Sub, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver will be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.01         Definitions. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains confidentiality and standstill provisions that are no less favorable to a party hereof than those contained in the Confidentiality Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

“Book-Entry Share” has the meaning set forth in Section 2.01(c).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in the State of California are authorized or required by Law or other governmental action to close.

“Cancelled Shares” has the meaning set forth in Section 2.01(a).

“Certificate” has the meaning set forth in Section 2.01(c).

“Certificate of Merger” has the meaning set forth in Section 1.03.

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

“CCC” has the meaning set forth in the Recitals.

“Closing” has the meaning set forth in Section 1.02.

“Closing Date” has the meaning set forth in Section 1.02.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.03(c).

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement and delivered by the Company to Parent concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company Equity Award” means a Company Stock Option.

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company IP” has the meaning set forth in Section 3.07(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Company or any of its Subsidiaries.

“Company Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company or any of its Subsidiaries holds any Company Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company or any of its Subsidiaries thereunder.

“Company Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any event, circumstance, development, occurrence, fact, condition, effect, or change (each, an “Effect”) that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company and its Subsidiaries, taken as a whole; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement or pendency of the transactions contemplated by this Agreement (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) acts of war, sabotage, or terrorism, or the escalation thereof; (v) natural disasters, epidemics, or pandemics, (vi) general conditions in the industry in which the Company and its Subsidiaries operate; (vii) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of the Company’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Company Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with Parent’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its Subsidiaries conduct their businesses.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company or any of its Subsidiaries.

“Company Real Estate” means the Company Owned Real Estate and the Company Leased Real Estate.

“Company Securities” has the meaning set forth in Section 3.02(b).

“Company Stock Option” has the meaning set forth in Section 2.06(a).

“Company Shareholders Meeting” means the special meeting of the shareholders of the Company to be held to consider the adoption of this Agreement.

“Company Warrant” has the meaning set forth in Section 2.06(b).

“Confidentiality Agreement” has the meaning set forth in Section 5.03(b).

“Consent” has the meaning set forth in Section 3.03(b).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“EDGAR” has the meaning set forth in Section 4.04(a).

“Effect” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Effective Time” has the meaning set forth in Section 1.03.

“End Date” has the meaning set forth in Section 7.02(a).

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C.

§§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.02(a).

“Exchange Fund” has the meaning set forth in Section 2.02(a).

“Exchange Ratio” has the meaning set forth in Section 2.01(b).

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing in connection with other regulatory approvals, and all other matters related to the Merger, the Parent Stock Issuance, and the other transactions contemplated by this Agreement.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a) (Organization), Section 3.02 (Capital Structure), Section 3.03(a) (Authority) and Section 3.03(c) (Board Approval).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.03(b).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” has the meaning set forth in Section 5.10(a).

“Indemnified Person” has the meaning set forth Section 7.01(a).

“Indemnifying Party” has the meaning set forth Section 7.01(a).

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means: (a) with respect to the Company and its Subsidiaries, the actual knowledge of each of Randy Jaramillo, after due inquiry; and (b) with respect to Parent and its Subsidiaries, the actual knowledge of each of the director level or higher employees of the Parent or its Subsidiaries, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity.

“Legal Action” means any legal, administrative, arbitral, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Liability” means any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Litigation Distribution” means distributions, on a pro rata basis per the exemplary calculation as set forth on Exhibit D hereto to holders of Company Common Stock who have received the Merger Consideration, of an aggregate of 30% of the Litigation Net Proceeds received by the Parent (or its Affiliates), generated from litigation of the Company-owned IP set forth on Section 3.07(a) of the Company Disclosure Schedule until the expiration of such Company-owned IP.

“Litigation Net Proceeds” means total earnings received by Parent (or its Subsidiaries) from litigation of the Company-owned IP minus all reasonable and documented attorney’s fees and direct costs and expenses incurred by Parent (or its Subsidiaries) in connection with such litigation.

“Losses” has the meaning set forth in Section 7.01(a).

“Maximum Premium” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in Section 1.01.

“Merger Consideration” has the meaning set forth in Section 2.01(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nasdaq” has the meaning set forth in Section 2.01(e).

“Order” has the meaning set forth in Section 3.09.

“Other Governmental Approvals” has the meaning set forth in Section 3.03(b).

“Parent” has the meaning set forth in the Preamble.

“Parent Adverse Recommendation Change” means the Parent Board: (a) failing to make, withdraw, amend, modify, or materially qualify, in a manner adverse to the Company, the Parent Board Recommendation; (b) failing to include the Parent Board Recommendation to the Parent’s shareholders; (c) recommending a Takeover Proposal; (d) failing to recommend against acceptance of any tender offer or exchange offer for the shares of Parent Common Stock within ten Business Days after the commencement of such offer; (e) failing to reaffirm (publicly, if so requested by the Company) the Parent Board Recommendation within ten Business Days after the date any Takeover Proposal (or material modification thereto) is first publicly disclosed by Parent or the Person making such Takeover Proposal; (f) making any public statement inconsistent with the Parent Board Recommendation; or (g) resolving or agreeing to take any of the foregoing actions.

“Parent Balance Sheet” has the meaning set forth in Section 4.04(b).

“Parent Benefit Plans” has the meaning set forth in Section 5.09(b).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Board Recommendation” has the meaning set forth in Section 4.03(d)(i).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” means the Disclosure Schedule, dated as of the date of this Agreement and delivered by Parent and Merger Sub to the Company concurrently with the execution of this Agreement.

“Parent Equity Award” means a Parent Stock Option or a Parent Restricted Share, as the case may be.

“Parent ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Parent or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Parent IP” has the meaning set forth in Section 4.07(a).

“Parent IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Parent or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Parent IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by the Parent or any of its Subsidiaries.

“Parent Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Parent or any of its Subsidiaries holds any Parent Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Parent or any of its Subsidiaries thereunder.

“Parent Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Parent or any of its Subsidiaries.

“Parent Material Adverse Effect” means any Effect that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of Parent and its Subsidiaries, taken as a whole; or (b) the ability of Parent to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Parent Material Adverse Effect shall not be deemed to include any Effect (alone or in combination) arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial or securities markets, or political conditions; (ii) the announcement or pendency of the transactions contemplated by this Agreement, (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement or the pendency of this Agreement); (iii) any changes in applicable Law or GAAP or other applicable accounting standards, (iv) any outbreak or escalation of war or any act of terrorism, (v) natural disasters, epidemics, or pandemics; (vi) general conditions in the industry in which Parent and its Subsidiaries operate; (vii) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that any Effect underlying such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); (viii) any change, in and of itself, in the market price or trading volume of Parent’s securities (it being understood that any Effect underlying such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, a Parent Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); or (ix) actions taken as required or specifically permitted by the Agreement or actions or omissions taken with the Company’s consent; provided further, however, that any Effect referred to in clauses (i), (iii), (iv), (v), or (vi) immediately above shall be taken into account in determining whether a Parent Material Adverse Effect has occurred or would reasonably be expected to occur if it has a disproportionate effect on Parent and its Subsidiaries, taken as a whole, compared to other participants in the industries in which Parent and its Subsidiaries conduct their businesses.

“Parent-Owned IP” means all Intellectual Property owned by the Parent or any of its Subsidiaries.

“Parent Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Parent or any of its Subsidiaries.

“Parent Real Estate” means the Parent Owned Real Estate and the Parent Leased Real Estate.

“Parent Restricted Share” means any Parent Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any Parent Stock Plan.

“Parent SEC Documents” has the meaning set forth in Section 4.04(a).

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“Parent Shareholders Meeting” means the special meeting of the shareholders of Parent to be held to consider the approval of the Parent Stock Issuance.

“Parent Stock Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” means any option to purchase Parent Common Stock granted under any Parent Stock Plan.

“Parent Stock Plans” means the listed in the Parent’s Annual Report on Form 10-K filed with the SEC on March 31, 2022, in each case as amended.

“Parent Subsidiary Securities” has the meaning set forth in Section 4.02(b).

“Parent Termination Fee” means the attorneys’ fees of the Firm incurred by the Company in connection with this transaction, which in any event shall not exceed $100,000.

“Permits” has the meaning set forth in Section 3.08(b).

“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term will include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Representatives” has the meaning set forth in Section 5.04(a).

“Requisite Company Vote” has the meaning set forth in Section 3.03(a).

“Requisite Parent Vote” has the meaning set forth in Section 4.03(a).

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Parties” means the Company and the shareholders of the Company immediately prior to the Closing.

“Specified Company Shareholders” means each of the shareholders of the Company who receive the Merger Consideration.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Surviving Corporation” has the meaning set forth in Section 1.01.

“Takeover Proposal” means with respect to the Parent, an inquiry, proposal, or offer from, or indication of interest in making a proposal or offer by, any Person or group relating to any transaction or series of related transactions (other than the transactions contemplated by this Agreement), involving any: (a) direct or indirect acquisition of assets of such party hereto or its Subsidiaries (including any voting equity interests of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of Parent and its Subsidiaries’ consolidated assets or to which 15% or more of Parent’s and its Subsidiaries’ net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of 15% or more of the voting equity interests of Parent hereto or any of its Subsidiaries whose business constitutes 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; (c) tender offer or exchange offer that if consummated would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the voting power of Parent; (d) merger, consolidation, other business combination, or similar transaction involving Parent or any of its Subsidiaries, pursuant to which Parent or such group (as defined in Section 13(d) of the Exchange Act) would own 15% or more of the consolidated net revenues, net income, or assets of such party and its Subsidiaries, taken as a whole; (e) liquidation, dissolution (or the adoption of a plan of liquidation or dissolution), or recapitalization or other significant corporate reorganization of Parent or one or more of its Subsidiaries which, individually or in the aggregate, generate or constitute 15% or more of the consolidated net revenues, net income, or assets of Parent and its Subsidiaries, taken as a whole; or (f) any combination of the foregoing.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth Section 7.02(a).

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

Section 9.02          Interpretation; Construction.

(a)             The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Schedule and Parent Disclosure Schedule.

(b)            The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.03         Survival. None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. This Section 9.03 does not limit any covenant or agreement of the parties contained in this Agreement which, by its terms, contemplates performance after the Effective Time. The Confidentiality Agreement will survive termination of this Agreement in accordance with its terms.

Section 9.04         Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California aware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of California.

Section 9.05         Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the in state or federal courts of the United States of America located in the State of California. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.07 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.05; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.06        Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.06.

Section 9.07 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the date sent by email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the following addresses (or to such other Persons or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.07):

If to Parent or Merger Sub, to:	AppTech Payments Corp. 5876 Owens Ave. Suite 100 Carlsbad, CA 92008 Attention: Luke D’Angelo Email: ldangelo@apptechcorp.com

If to the Company, to:	HotHand, Inc. 25064 El Carrizo Laguna Niguel, CA 92677 Attention: Randy Jaramillo Email: rjaramillo@myhothand.com

with a copy (which shall not constitute notice to the Company) to:	Snell & Wilmer L.L.P. Attn Bardia Moayedi 3655 Nobel Dr., Suite 600 San Diego, CA 92122 Email: bmoayedi@swlaw.com

Section 9.08         Entire Agreement. This Agreement (including all exhibits, annexes, and schedules referred to herein), the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the Parent Disclosure Schedule, and the Company Disclosure Schedule (other than an exception expressly set forth as such in the Parent Disclosure Schedule or Company Disclosure Schedule), the statements in the body of this Agreement will control.

Section 9.09          No Third-Party Beneficiaries. Except as provided in Section 5.10 hereof (which shall be to the benefit of the Persons referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10          Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11         Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent or Merger Sub, on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party (Parent in the case of Parent and Merger Sub), which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that prior to the Effective Time, Merger Sub may, without the prior written consent of the Company, assign all or any portion of its rights under this Agreement to Parent or to one or more of Parent’s direct or indirect wholly- owned subsidiaries]. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12        Remedies Cumulative. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement will be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy.

Section 9.13          Specific Performance.

(a)            The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at Law or in equity.

(b)            Each party further agrees that: (i) no such party will oppose the granting of an injunction or specific performance as provided herein on the basis that the other party has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity; (ii) no such party will oppose the specific performance of the terms and provisions of this Agreement; and (iii) no other party or any other Person shall be required to obtain, furnish, or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.13, and each party irrevocably waives any right it may have to require the obtaining, furnishing, or posting of any such bond or similar instrument.

Section 9.14       Seller’s Counsel and Rights to Privileged Materials. Each of the parties hereto acknowledge and agree that the Firm is serving as counsel for the Company in connection with the negotiation and consummation of this Agreement, the other documents contemplated to be executed and delivered pursuant to this Agreement, and the transactions contemplated hereby and thereby (collectively, “Transaction Matters”), and the Firm may have represented such party on other matters. In the event of any disputes among the parties hereto after the Closing, Seller Parties reasonably anticipate that the Firm will represent the Seller Parties or any of their Affiliates in such matters. Moreover, the Firm anticipates that it will continue to represent Seller in other matters, including in matters involving the Company. Accordingly, to the extent required by reason of applicable decisional law, or otherwise, Parent, its Affiliates and the Company expressly consent to the Firm’s representation of the Seller Parties and any of their Affiliates in any matter after the Closing in which the interests of Parent, its Affiliates and the Company, on the one hand, and Seller Parties or their Affiliates, on the other hand, are adverse, whether or not such matter is one in which the Firm may have previously advised Seller Parties or the Company, and Parent, its Affiliates and the Company agree to cause the Company to execute and deliver any conflict waiver letter or other document reasonably requested by the Seller Parties or any of their Affiliates, to confirm and implement such consent and the provisions of this Section 9.14. Each Party further acknowledges that, notwithstanding any other provision in this Agreement to the contrary, although Parent, and its Affiliates are acquiring the Company capital stock pursuant to this Agreement, after the Closing, neither Parent, its Affiliates nor the Company shall have any right to any attorney-client privileged matters or materials arising out of or relating to the legal representation of the Company or the Seller Parties and solely pertaining to the Transaction Matters (collectively, the “Seller Retained Materials”), and, at the Closing, all rights to any such attorney-client privileged matters or materials shall, without the requirement of any further action, be deemed automatically transferred to and fully vested in Seller Parties and not in the Company, and as such, Parent, its Affiliates and the Company expressly consent to the disclosure by the Firm to Seller Parties and any of their Affiliates of any information learned by the Firm in the course of its representation of the Company, whether or not such information is subject to the attorney-client privilege, and as to all communications between the Firm and the Company, and the Seller Parties, and/or their respective representatives directly in connection with the Transaction Matters, the attorney-client privilege belongs to the Seller Parties and may be controlled by Seller Parties and shall not be claimed by Parent, its Affiliates or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Parent, its Affiliates or the Company and a third party after the Closing, the Seller Parties may assert and control the attorney-client privilege to prevent disclosure of confidential communications by the Firm to such third party. Parent, its Affiliates and the Company irrevocably waive any right they may have to discover or obtain any Seller Retained Materials. Nothing set forth herein shall affect the attorney-client privilege with respect to any communications between the Firm and the Seller Parties or any its representatives with respect to communications other than those made solely and directly in connection with the Transaction Matters.

Section 9.15       Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HOTHAND, INC.

By
Name:	Randy Jaramillo
Title:	CEO

APPTECH PAYMENTS CORP.

By
Name:	Luke D’Angelo
Title:	CEO

APPTECH IP CORP.

By
Name:	Luke D’Angelo
Title:	CEO

EXHIBIT A

ARTICLES OF INCORPORATION

[SURVIVING CORPORATION ARTICLES OF INCORPORATION]

Ex. A-1

EXHIBIT B

PARENT SHARES ISSUABLE TO COMPANY COMMON SHAREHOLDERS

	10% of APCX shares to Richard Leathers Per Investment Agreement	Aggregate AppTech Payments Corp. Shares to be Issued
	225,000.00	Grand Total Shares	%
Randy Jaramillo		88,591.00	39.37%
Eddie Fischer		16,152.00	7.18%
Richard Leathers and Alina Llera Leathers	22,500.00	56,166.00	24.96%
Gary Charlon		661.00	0.29%
Susan Gotschall		1,521.00	0.68%
Tim Leets		1,818.00	0.81%
Ken Bethel		14,566.00	6.47%
Derwood Tell		5,195.00	2.31%
Carl Bowser		2,380.00	1.06%
Ted Tollner		1,653.00	0.73%
Karen Mather		1,038.00	0.46%
Bruce Haggerty		4,659.00	2.07%
Terry Strom		898.00	0.40%
Thomas Martin		396.00	0.18%
Richard Martin		443.00	0.20%
Sean O’Conlon		697.00	0.31%
Tim Theys		736.00	0.33%
Jim Ponek		690.00	0.31%
Jeff Chapdelaine		3,002.00	1.33%
Don Cortichiato		2,419.00	1.08%
Gary Parsons		1,364.00	0.61%
Mike Oliver		1,583.00	0.70%
Winegardner		165.00	0.07%
Duke Martin		1,983.00	0.88%
Sharon Paxton		331.00	0.15%
Pete Sotos		730.00	0.32%
Rod Rapaski		730.00	0.32%
Tom Hanny		730.00	0.32%
Tom Loch		331.00	0.15%
Randy Weigel		331.00	0.15%
Andy Witgren		826.00	0.37%
Bruce Blakely		661.00	0.29%
Paul Lewis		496.00	0.22%
Mark Diduca		826.00	0.37%
Featherstons		367.00	0.16%
Ricky Jaramillo		367.00	0.16%
Rudy Jaramillo		367.00	0.16%
Barbara Berglund		826.00	0.37%
Don& Opal Haggerty		331.00	0.15%
John Schreiber		826.00	0.37%
Gary McCauly		826.00	0.37%
Mike Duke		826.00	0.37%
Karl Colgren		194.00	0.09%
Marshall “Chip” Holloway		661.00	0.29%
Harvey Rose		1,369.00	0.61%
Pamela Meuser		1,256.00	0.56%
Michael Heafey		2,016.00	0.90%
Total		225,000.00	100.00%

Ex. B-1

EXHIBIT C

EARN-OUT PAYMENT CALCULATION

Each $500,000 Earn-Out Payment payable per Merger Agreement

	10% of Earn-Out Payment to Richard Leathers Per Investment Agreement	Aggregate Earn-Out Payment to be Issued per Achievement
	$ 500,000.00	Grand Total Payout	%
Randy Jaramillo		$196,867.22	39.37%
Eddie Fischer		$35,894.19	7.18%
Richard Leathers and Alina Llera Leathers	$50,000.00	$124,812.89	24.96%
Gary Charlon		$1,469.10	0.29%
Susan Gotschall		$3,378.93	0.68%
Tim Leets		$4,040.02	0.81%
Ken Bethel		$32,368.72	6.47%
Derwood Tell		$11,545.42	2.31%
Carl Bowser		$5,288.75	1.06%
Ted Tollner		$3,672.75	0.73%
Karen Mather		$2,307.66	0.46%
Bruce Haggerty		$10,353.62	2.07%
Terry Strom		$1,994.96	0.40%
Thomas Martin		$879.18	0.18%
Richard Martin		$984.37	0.20%
Sean O’Conlon		$1,549.16	0.31%
Tim Theys		$1,635.77	0.33%
Jim Ponek		$1,532.27	0.31%
Jeff Chapdelaine		$6,671.69	1.33%
Don Cortichiato		$5,375.28	1.08%
Gary Parsons		$3,030.16	0.61%
Mike Oliver		$3,518.86	0.70%
Winegardner		$367.27	0.07%
Duke Martin		$4,407.30	0.88%
Sharon Paxton		$734.55	0.15%
Pete Sotos		$1,621.52	0.32%
Rod Rapaski		$1,621.52	0.32%
Tom Hanny		$1,621.52	0.32%
Tom Loch		$734.55	0.15%
Randy Weigel		$734.55	0.15%
Andy Witgren		$1,836.37	0.37%
Bruce Blakely		$1,469.10	0.29%
Paul Lewis		$1,101.82	0.22%
Mark Diduca		$1,836.37	0.37%
Featherstons		$816.01	0.16%
Ricky Jaramillo		$816.01	0.16%
Rudy Jaramillo		$816.01	0.16%
Barbara Berglund		$1,836.37	0.37%
Don& Opal Haggerty		$734.55	0.15%
John Schreiber		$1,836.37	0.37%
Gary McCauly		$1,836.37	0.37%
Mike Duke		$1,836.37	0.37%
Karl Colgren		$431.33	0.09%
Marshall “Chip” Holloway		$1,469.10	0.29%
Harvey Rose		$3,042.06	0.61%
Pamela Meuser		$2,791.29	0.56%
Michael Heafey		$4,480.75	0.90%
Total		$500,000.00	100.00%

Ex. C-1

EXHIBIT D

PRO RATA LITIGATION DISTRIBUTIONS EXEMPLARY CALCULATION

Assumes 1 million payable per Merger Agreement

	10% of Litigation Proceeds to Richard Leathers Per Investment Agreement	Aggregate Payout
	$ 1,000,000.00	Grand Total Payout	%
Randy Jaramillo		$393,734.41	39.37%
Eddie Fischer		$71,788.38	7.18%
Richard Leathers and Alina Llera Leathers	100,000.00	$249,625.77	24.96%
Gary Charlon		$2,938.20	0.29%
Susan Gotschall		$6,757.85	0.68%
Tim Leets		$8,080.04	0.81%
Ken Bethel		$64,737.44	6.47%
Derwood Tell		$23,090.85	2.31%
Carl Bowser		$10,577.51	1.06%
Ted Tollner		$7,345.49	0.73%
Karen Mather		$4,615.32	0.46%
Bruce Haggerty		$20,707.24	2.07%
Terry Strom		$3,989.92	0.40%
Thomas Martin		$1,758.36	0.18%
Richard Martin		$1,968.74	0.20%
Sean O’Conlon		$3,098.33	0.31%
Tim Theys		$3,271.54	0.33%
Jim Ponek		$3,064.54	0.31%
Jeff Chapdelaine		$13,343.38	1.33%
Don Cortichiato		$10,750.56	1.08%
Gary Parsons		$6,060.33	0.61%
Mike Oliver		$7,037.72	0.70%
Winegardner		$734.55	0.07%
Duke Martin		$8,814.59	0.88%
Sharon Paxton		$1,469.10	0.15%
Pete Sotos		$3,243.03	0.32%
Rod Rapaski		$3,243.03	0.32%
Tom Hanny		$3,243.03	0.32%
Tom Loch		$1,469.10	0.15%
Randy Weigel		$1,469.10	0.15%
Andy Witgren		$3,672.75	0.37%
Bruce Blakely		$2,938.20	0.29%
Paul Lewis		$2,203.65	0.22%
Mark Diduca		$3,672.75	0.37%
Featherstons		$1,632.02	0.16%
Ricky Jaramillo		$1,632.02	0.16%
Rudy Jaramillo		$1,632.02	0.16%
Barbara Berglund		$3,672.75	0.37%
Don& Opal Haggerty		$1,469.10	0.15%
John Schreiber		$3,672.75	0.37%
Gary McCauly		$3,672.75	0.37%
Mike Duke		$3,672.75	0.37%
Karl Colgren		$862.65	0.09%
Marshall “Chip” Holloway		$2,938.20	0.29%
Harvey Rose		$6,084.12	0.61%
Pamela Meuser		$5,582.57	0.56%
Michael Heafey		$8,961.50	0.90%
Total		$1,000,000.00	100.00%

Ex. D-1

EXHIBIT E

COMPANY DISCLOSURE SCHEDULES

This Disclosure Schedule of the Company (this “Disclosure Schedule”) is being delivered pursuant to that certain Merger Agreement, dated as of April 18, 2022 (the “Agreement”), by and among HotHand, Inc., a California corporation (the “Company”) and AppTech Payments Corp., a Delaware corporation (“Parent”), and AppTech IP Corp., a California corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”).

Capitalized terms used and not otherwise defined herein shall have their respective meanings as set forth in the Agreement.

The sections of this Disclosure Schedule include disclosures which relate to representations and warranties in the corresponding sections of the Agreement, provided, however, that disclosures in any section of this Disclosure Schedule shall apply to the representations and warranties in any other section of the Agreement to the extent that it is reasonably apparent that such disclosure is relevant to such other representations and warranties.

Disclosure of any information or document herein is not a statement or admission that it is material, is required to be disclosed herein, reaches any applicable materiality thresholds or is likely to have a material adverse effect on the Company.

This Disclosure Schedule may contain items that are not required by the Agreement to be listed herein. Such additional items are set forth for informational purposes only. This Disclosure Schedule and the information and disclosures contained herein are intended only to qualify and limit the representations, warranties and covenants of the Company contained in the Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations, warranties or covenants.

Ex. E-1

SECTION 3.02(a)

CAPITALIZATION

Ex. E-2

SECTION 3.07(a)

INTELLECTUAL PROPERTY

Patent Number	Application Number	Publication Number	Issue Date	Filing Date or 371(c) Date
7,693,752	11/139,288	US 2005-0267816 A1	April 6, 2010	May 26, 2005
8,554,632	12/693,956	US 2010-0125498 A1	October 8, 2013	January 26, 2010
8,799,102	14/044,662	US 2014-0032296 A1	August 5, 2014	October 2, 2013
9,436,956	14/884,691	US 2016-0034992 A1	September 6, 2016	October 15, 2015
10,102,556	14/451,202	US 2014-0344042 A1	October 16, 2018	August 4, 2014
10,127,592	14/705,926	US 2015-0235293 A1	November 13, 2018	May 6, 2015
10,600,094	16/596,088	US 2020-0034865 A1	March 24, 2020	December 10, 2019
10,621,639	16/708,663	US 2020-0118153 A1	April 14, 2020	December 10, 2019
10,846,726	15/929,410	US 2020-0258110 A1	November 24, 2020	April 30, 2020
10,846,727	15/929,411	US 2020-0258111 A1	November 24, 2020	April 30, 2020
10,909,593	15/929,409	US 2020-0302467 A1	February 2, 2021	April 30, 2020
11,107,140	16/160,682	US 2019-0066141 A1	August 31, 2021	October 15, 2018
Pending	17/302,573	US 2021-0256582 A1	Pending	May 6, 2021
Provisional	60/574,988	N/A	N/A	N/A
Domain Name	www.hothand.com

Domain Name www.hothand.com

Ex. E-3